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*LL&E-ROYALTY TRUST

                                                                    EXHIBIT 99.1


LL&E ROYALTY TRUST ANNOUNCES STATUS UPDATES TO TRUST PROPERTIES


LL&E ROYALTY TRUST


JPMORGAN CHASE BANK, N.A. - TRUSTEE                   NEWS
_____________________________________________________RELEASE___________________


FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (January 20, 2006) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today that it has received updated preliminary assessments regarding damage from Hurricanes Katrina and Rita to production facilities for properties in which the Trust has an interest, as well as updated information relating to the operational status of properties in which the Trust has an interest that were not affected by Hurricanes Katrina or Rita. As described in more detail below, all of the information in this press release was provided to the working interest owner by the various operators of the properties in which the Trust has an interest, and was then provided to the Trust by the working interest owner. The working interest owner, Burlington Resources, is not the operator of any of the properties discussed in this press release, and relies on the various operators for information regarding the operational status of the various properties.

The Trust has interests in properties referred to in the Trust's periodic filings with the SEC as "Offshore Louisiana", "South Pass 89" and "Jay Field", as well as the "Fee Lands Royalties" described in the Trust's filings. As previously reported, Hurricanes Katrina and Rita affected the operational status of properties included in the Offshore Louisiana and South Pass 89 groups of properties, and Hurricane Dennis and Tropical Storm Cindy affected the operational status of the gas plant at Jay Field.

OFFSHORE LOUISIANA
As previously reported, the Trust has been informed that the platform for East Cameron 195 was heavily damaged during Hurricane Rita. East Cameron 195 was not a significant producer, and had been shut in by the operator, Maritech, and had been approved for abandonment prior to Hurricane Rita. However, as previously described, the damage resulting from Hurricane Rita is likely to result in an increase in the abandonment costs. The working interest owner has informed the Trust that the operator estimates the East Cameron 195 abandonment costs at $27,323,000 (resulting in estimated costs attributable to the Trust's interest of $9,108,000), and has cautioned the Trust that this estimate is for diving costs and the costs to plug and abandon the ten wells, and does not include platform abandonment costs. Consequently, the total abandonment costs for East Cameron 195 may exceed estimated costs due to unforeseen expenditures incurred by the operator in abandoning the property in accordance with required government regulations. These costs are expected to have a material adverse effect on distributions from the Offshore Louisiana properties to the Trust, and from the Trust to unitholders, for an extended period of time.

As previously reported, the Trust has also been informed that Vermillion 331, which is operated by Energy Resource Technology, was damaged by Hurricane Rita and is shut in. The working interest owner has informed the Trust that the operator estimates the repair costs at $1.2 million (resulting in estimated costs attributable to the Trust's interest of $150,000), and that the operator currently expects to have the Vermillion 331 property back online during the first half of 2006.

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As previously reported, the Trust has also been informed that Eugene Island 261, which is operated by Houston Exploration, was damaged by Hurricane Rita. The working interest owner has informed the Trust that the operator estimates the repair costs at $220,000 (resulting in estimated costs attributable to the Trust's interest of $44,000), and that the Eugene Island 261 property returned to full production during November 2005. As previously reported, the Trust has been informed that the platform for South Marsh Island 76 was heavily damaged during Hurricane Rita, and that the operator, Chevron, has not yet provided repair cost or time estimates to the working interest owner, other than an estimate of diving costs attributable to the Trust's interest of $11,000. The working interest owner cautioned the Trust that it is possible that the operator may determine to plug and abandon the property rather than repair the platform and facilities. The working interest owner has not yet received any information about the estimated costs of either repairs or abandonment of the facilities at South Marsh Island 76.

The abandonment and repair costs estimated as described above are expected to have a material adverse effect on royalties payable to the Trust from the Offshore Louisiana properties, and could eliminate royalties from the Offshore Louisiana properties to the Trust for an extended period of time. As reported, during the first nine months of 2005, proceeds attributed to Offshore Louisiana accounted for approximately seventy percent (70%) of total royalties paid to the Trust. Consequently, distributions from the Trust to unitholders are expected to be substantially decreased and may be eliminated completely for a period of time.

SOUTH PASS 89
As previously reported, the Trust has been informed that both the B platform and the C platform at South Pass 89, which is operated by Marathon, were damaged by Hurricane Katrina. The working interest owner has informed the Trust that the operator estimates the repair costs at $6 million with respect to the B platform (resulting in estimated costs attributable to the Trust's interest of $1.5 million with respect to the B platform) and $5.5 million with respect to the C platform (resulting in estimated costs attributable to the Trust's interest of $606,000 with respect to the C platform). The working interest owner has also informed the Trust that the operator currently expects to have the South Pass 89 property back online during the first half of 2006. As reported, during the first nine months of 2005, proceeds attributed to South Pass 89 accounted for approximately four (4%) of total royalties paid to the Trust.

JAY FIELD
As previously reported, the Trust has been informed that the damage to the Jay Field gas plant from Hurricane Dennis and Tropical Storm Cindy was repaired by the first week of October 2005. However, the Trust has been informed that the previously reported non-storm problem affecting a trunk line and approximately 25% of production from Jay Field has not yet been repaired. The operator, ExxonMobil, has informed the working interest owner that it is continuing to evaluate repair alternatives. At present the Trust has no estimate of the time that may be required to complete the analysis or repairs. As previously reported, during the first nine months of 2005, proceeds attributed to the Jay field accounted for approximately twenty percent (20%) of total royalties paid to the Trust.

STATUS OF THE TRUST
Although the Trust cannot predict the effects of the matters described in this press release with any degree of precision, it appears highly likely that distributions to the Trust will be reduced significantly for an extended period of time.

The Trust Agreement provides that the Trust will terminate in the event that the net revenues fall below $5,000,000 for two successive years ("the Termination Threshold"). As a result of the aforementioned damages to production facilities for properties in which the Trust has an interest, revenues for 2006 may fall below the Termination Threshold. It is therefore possible (depending on the timing of repairs, future production and drilling activities, market conditions, recoupment of unrecovered capital costs and other matters) that in 2006 Royalty income received by the Trust may be below the Termination Threshold. If Royalty income falls below the Termination Threshold for two successive years, the Trust would terminate. Upon termination of the Trust, the Trustee will sell

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for cash all the assets held in the Trust estate and make a final distribution to unit holders of any funds remaining after all Trust liabilities have been satisfied. However, whether the Trust's 2006 net revenues are above the Termination Threshold will depend on the timing of repairs to damaged properties in which the Trust has an interest, oil and natural gas prices for 2006, timing and level of hydrocarbon production, the level of capital expenditures, and other operational matters as well as administrative expenses of the Trust. Therefore, there can be no assurance that the net revenues of the Trust in 2006 will be above the Termination Threshold. There are numerous uncertainties inherent in forecasting projected net revenues for 2006 as certain of the Trust's properties are near the end of their productive lives. See "Estimates of Petroleum Engineers" in the Trust's 2004 Annual Report on Form 10-K.

OTHER INFORMATION
Burlington Resources, which is the working interest owner of the properties in which the Trust has an interest, cautioned the Trust that Burlington Resources is not the operator of any of the properties in which the Trust has an interest, and that consequently all of the operational information provided in this press release is based on information provided to Burlington Resources by the operators of the various properties. Burlington Resources further cautioned the Trust that it has been informed that the operational information provided herein is based on the respective operators' assessments of the damage to the production facilities, but that the assessments could change, and that all estimates of the cost and time necessary to effect repairs (and of the costs to abandon properties) are subject to change. Burlington Resources further cautioned the Trust that the decisions of the operators to repair facilities or abandon properties also remain subject to change.

FORWARD LOOKING STATEMENTS
This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include the extent of the estimated damages to the production facilities for the properties in which the Trust has an interest, the amount of time that may be necessary to complete repairs to the production facilities, the intentions of the operators of the respective properties to repair or abandon or take other action with respect to any such properties, the estimates of the costs of repairs and of abandonment, and the effects of the matters discussed herein on distributions to the Trust or to unit holders. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and all of its other filings with the Securities and Exchange Commission. The Trust's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.


CONTACT:   LL&E ROYALTY TRUST
           JPMORGAN CHASE BANK, N.A., AS TRUSTEE
           MIKE ULRICH
           (800) 852-1422
           WWW.BUSINESSWIRE.COM/CNN/LRT.HTM